EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-198917) of Tofutti Brands, Inc. of our report dated April 13, 2026 (which includes a paragraph related to the Company’s ability to continue as a going concern), related to the financial statements of Tofutti Brands, Inc. as of December 27, 2025 and December 28, 2024, and for the fiscal years then ended, appearing in this Annual Report on Form 10-K.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
April 13, 2026